Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports dated March 8, 2016 with respect to the consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and dated May 6, 2016 with respect to the senior securities table of Sierra Income Corporation as of December 31, 2015 in the Prospectus forming a part of the Post-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-200595) dated May 6, 2016.

/s/ Ernst & Young LLP

New York, New York

June 29, 2016